EXHIBIT 99.1

CHENIERE ENERGY PARTNERS, L.P. NEWS RELEASE
Cheniere Energy Partners Reports First Quarter 2011 Results
Houston, Texas - May 6, 2011 - For the quarter ended March 31, 2011, Cheniere Energy Partners, L.P. (“Cheniere Partners”) (NYSE Amex: CQP) reported a net loss of $2.2 million, or $(0.01) per common unit, compared with net income of $58.8 million, or $0.36 per common unit, for the same period in 2010. For the quarter ended March 31, 2011, affiliate revenues decreased $59.2 million, primarily as a result of the assignment of the terminal use agreement (“TUA”) from Cheniere Marketing, LLC (“Cheniere Marketing”) to Cheniere Energy Investments, LLC (“Cheniere Investments”), our wholly owned subsidiary, which required us to eliminate for consolidated reporting purposes the TUA revenues under this contract to Sabine Pass LNG, L.P. (“Sabine Pass”), our wholly owned subsidiary. The assignment is not expected to have an impact on distributable cash flows available for common unitholders.
Overview of Significant 2011 Events

•
In January 2011, Sabine Pass Liquefaction, LLC ("Sabine Liquefaction") and Sabine Pass, both subsidiaries of us, submitted an application to the FERC requesting authorization to site, construct and operate liquefaction and export facilities at the Sabine Pass LNG terminal; and

•	In January and February 2011, Sabine Liquefaction signed memoranda of understanding ("MOUs") with a number of potential customers for bi-directional service at the Sabine Pass LNG terminal.

2011 Q1 Results

Cheniere Partners reported income from operations of $41.1 million for the quarter ended March 31, 2011, compared to income from operations of $101.7 million for the comparable 2010 period.
Total revenues for the quarter ended March 31, 2011, were $74.5 million compared to revenues of $130.8 million for the comparable 2010 period. Revenues primarily include capacity payments received from customers in accordance with their TUAs and incremental revenues from tug services and re-export fees. Revenues from affiliates for the quarter ended March 31, 2011, decreased by $59.2 million when compared to the comparable 2010 period due to the assignment of Cheniere Marketing's TUA to Cheniere Investments, partially offset by revenues from the variable capacity rights agreement ("VCRA") with Cheniere Marketing.
Total operating costs and expenses for the quarter ended March 31, 2011, were $33.3 million compared to $29.0 million for the comparable 2010 period. Development expense (including affiliate) increased $7.2 million for the quarter ended March 31, 2011 compared to the comparable 2010 period, primarily due to expenses related to the proposed liquefaction project. Operating and maintenance expenses (including affiliate) decreased $2.9 million for the quarter ended March 31, 2011, compared to the comparable 2010 period, primarily due to lower net fuel costs at the Sabine Pass LNG terminal.
Liquefaction Project
In June 2010, we initiated a project to add liquefaction services at the Sabine Pass LNG terminal that would transform the terminal into a bi-directional facility capable of liquefying natural gas and exporting LNG in addition to importing and regasifying foreign-sourced LNG. As currently contemplated, the liquefaction project would be designed and permitted for up to four LNG trains, each with a nominal production capacity of approximately 4.0 mtpa. We anticipate LNG export from the Sabine Pass LNG terminal could commence as early as 2015, and may be constructed in phases, with each LNG train commencing operations approximately six to nine months after the previous LNG train.
We intend for Sabine Pass Liquefaction to enter into long-term, fixed-fee contracts for at least 3.5 mtpa (approximately 0.5 Bcf/d) of bi-directional LNG processing capacity per LNG train, for a fee between $1.40 and $1.75 per MMBtu, before reaching a final investment decision regarding the development of the LNG trains. To date, Sabine Liquefaction has entered into eight non-binding MOUs with potential customers for the proposed bi-directional facility representing a total of up to 9.8 mtpa of capacity.

Each MOU is subject to negotiation and execution of definitive agreements and certain other customary conditions and does not represent a final and binding agreement with respect to its subject matter. We are negotiating definitive agreements with these and other potential customers.
In January 2011, the pre-filing period with the FERC was completed and Sabine Liquefaction submitted an application requesting authorization to site, construct and operate liquefaction and export facilities at the Sabine Pass LNG terminal.
In September 2010, the DOE granted Sabine Liquefaction an order authorizing Sabine Liquefaction to export up to 16 mtpa (approximately 800 Bcf per year) of domestically produced LNG from the Sabine Pass LNG terminal to Free Trade Agreement ("FTA") countries for a 30-year term, beginning on the earlier of the date of first export or September 7, 2020. In September2010, Sabine Liquefaction filed a second application requesting expansion of the order to include countries with which the U.S. does not have an FTA. This order is pending.
Sabine Liquefaction has engaged Bechtel Corporation ("Bechtel") to complete front-end engineering and design work and to negotiate a lump-sum, turnkey contract based on an open book cost estimate. We currently estimate that total construction costs will be consistent with other recent liquefaction expansion projects constructed by Bechtel, or approximately $400 per metric ton, before financing costs. We have additional work to complete with Bechtel to be able to make an estimate specific to our site and project. Our cost estimates are subject to change due to factors such as changes in design, increased component and material costs, escalation of labor costs, cost overruns and increased spending to maintain a construction schedule.
In December 2010, Sabine Liquefaction engaged SG Americas Securities, LLC, the U.S. broker-dealer subsidiary of Societe Generale Corporate & Investment Banking ("SG CIB") for general financial strategy and planning in connection with the development and financing of liquefaction facilities at the Sabine Pass LNG terminal.
We will contemplate making a final investment decision to commence construction of the liquefaction project upon, among other things, entering into acceptable commercial arrangements, receiving regulatory authorization to construct and operate the liquefaction assets and obtaining adequate financing.
Summary Project Timeline

Milestone     Estimated Completion
DOE export authorization     Pending
Enter into definitive agreements          Mid 2011
EPC contract     2H2011
Financing commitments     2H2011
FERC construction authorization      2012
Commence construction      2012
Commence operations      2015

Distributions
For the quarters ended on and after June 30, 2010, Cheniere Partners paid the initial quarterly distribution (“IQD”) of $0.425 to all common unitholders and 2% of the distributions to the general partner but did not make any distributions to the subordinated unitholders.
Cash available for distributions to the common unitholders and the general partner is supported by payments made by Total and Chevron for their capacity under their TUAs. In connection with the assignment of Cheniere Marketing's TUA, Cheniere Investments engaged Cheniere Marketing to continue to commercialize the capacity at the terminal under the VCRA whereby Cheniere Marketing will pay Cheniere Investments 80% of the gross margin for each cargo it delivers to the Sabine Pass LNG terminal.
The subordinated units will receive distributions only to the extent we have available cash above the minimum quarterly distributions required for our common unitholders and general partner along with certain reserves. Such available cash could be generated through new business development or fees received from Cheniere Marketing under the VCRA. The ending of the subordination period and conversion of the subordinated units into common units will depend upon future business development and is no longer expected to occur as early as previously estimated.

2011 Distributions
Cheniere Partners estimates that its annualized distribution to common unitholders for fiscal year 2011 will be $1.70 per unit. Cheniere Partners will pay a cash distribution per common unit of $0.425 to unitholders of record as of May 2, 2011, and the related general partner distribution on May 13, 2011.

Cheniere Partners owns 100 percent of the Sabine Pass LNG terminal located in western Cameron Parish, Louisiana on the Sabine Pass Channel. The terminal has sendout capacity of 4.0 Bcf/d and storage capacity of 16.9 Bcfe. Additional information about Cheniere Partners may be found on its website: www.cheniereenergypartners.com.

This press release contains certain statements that may include “forward-looking statements” within the meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, (i) statements regarding Cheniere Partners' business strategy, plans and objectives and (ii) statements expressing beliefs and expectations regarding the development of Cheniere Partners' LNG terminal business and liquefaction project. Although Cheniere Partners believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere Partners' actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere Partners' periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere Partners does not assume a duty to update these forward-looking statements.

(Financial Table Follows)

Cheniere Energy Partners, L.P.
Selected Financial Information
(in thousands, except per unit data) (1)

	Three Months Ended March 31,
	2011 (2)	2010 (2)
Revenues
Revenues	$69,668	$66,827
Revenues—affiliate	4,782	63,951
Total revenues	74,450	130,778

Operating costs and expenses
Operating and maintenance expense	5,685	8,074
Operating and maintenance expense—affiliate	2,592	3,065
Depreciation expense	10,737	10,563
Development expense	6,617	206
Development expense—affiliate	865	120
General and administrative expense	1,771	1,740
General and administrative expense—affiliate	5,056	5,273
Total operating costs and expenses	33,323	29,041

Income from operations	41,127	101,737
Interest expense, net (4)	(43,397)	(43,477)
Interest income	61	59
Derivative gain, net	—	505
Net income (loss)	$(2,209)	$58,824

Allocation of net income (loss):
Limited partners' interest	(2,165)	57,648
General partner's interest	(44)	1,176
Net income (loss) for partners	$(2,209)	$58,824

Basic and diluted net income (loss) per limited partner unit	$(0.01)	$0.36

Weighted average number of limited partner units outstanding used for basic and diluted net income (loss) per unit calculation:
Common units	26,531	26,416
Subordinated units	135,384	135,384
Total limited partners' units	161,915	161,800

	As of March 31,	As of December 31,
	2011 (3)	2010 (3)
Cash and cash equivalents	$46,892	$53,349
Restricted cash and cash equivalents	54,929	13,732
LNG Inventory	2,318	1,212
Other current assets (4)	14,207	10,360
Non-current restricted cash and cash equivalents	82,394	82,394
Property, plant and equipment, net	1,542,278	1,550,465
Debt issuance costs, net	20,923	22,004
Other assets	12,404	9,976
Total assets	$1,776,345	$1,743,492

Current liabilities (4)	$93,925	$52,134
Long-term debt, net of discount	2,188,897	2,187,724
Deferred revenue, including affiliate	40,766	39,313
Other liabilities (4)	326	329
Total partners' deficit	(547,569)	(536,008)
Total liabilities and partners' deficit	$1,776,345	$1,743,492

(1)	Please refer to Cheniere Energy Partners, L.P. Annual Report on Form 10-Q for the period ended March 31, 2011, filed with the Securities and Exchange Commission.

(2)	Consolidated operating results of Cheniere Energy Partners, L.P. and its consolidated subsidiaries for the three months ended March 31, 2011 and 2010.

(3)	Consolidated balance sheets of Cheniere Energy Partners, L.P. and its consolidated subsidiaries.

(4)	Amounts include transactions between Cheniere Partners and Cheniere Energy, Inc. or subsidiaries of Cheniere Energy, Inc.

CONTACTS:
Investors: Christina Cavarretta, 713-375-5100
Media: Diane Haggard, 713-375-5259